EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
October 17, 2013	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Quarterly Loan and Asset Growth, Improved Asset Quality and Year-to-Date Increase in Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), reports its unaudited results for the quarter and nine months ended September 30, 2013.

A bulk sale of problem loans was executed in February 2013 with the expectation that the reduction in credit quality issues would allow management and staff to focus on growing the Company. During the third quarter, those expectations were realized as the Bank experienced increases in total assets, total loans and leases held for investment and total deposits when compared to June 30, 2013. As a result of the bulk asset sale and a significant valuation adjustment against other real estate owned (OREO), for which the financial ramifications were realized in the fourth quarter of 2012, expenses associated with the on-going maintenance and disposal of OREO, as well as the provision for loan losses, have been greatly reduced and are the drivers of earnings improvement for the comparative third quarter and year-to-date periods.

Net income for the 2013 third quarter increased by 59.1% or $571,000 to $1.5 million, or $0.16 per diluted common share, compared to net income of $966,000, or $0.10 per diluted common share for the 2012 third quarter. Net income for the first nine months of 2013 increased 155.1% to $4.9 million, or $0.50 per diluted common share, compared to net income of $1.9 million, or $0.20 per diluted common share for the first nine months of 2012.

Bruce Elder, President and CEO, commented, “We have been transforming our Company from one that was focused exclusively on working through various challenges presented by the economic downturn to one that can concentrate on growing and developing relationships, enhancing revenue opportunities and restructuring parts of the balance sheet to achieve a more desirable asset liability position. The growth since June 30, 2013 in total loans and leases held for investment was the first quarterly growth experienced in over three years. We have recently introduced new deposit products for both consumers and business customers that are designed to deepen relationships and offer new technologies such as mobile and remote deposit capture. We will continue to work toward the reduction of non-performing assets and improving processes to build a solid pipeline of business opportunities.”

Net Interest Income

Net interest income for the third quarter of 2013 was $6.5 million, down 11.0% or $804,000 from $7.3 million earned for the comparative 2012 third quarter. Net interest income for the first nine months of 2013 was $20.4 million, down from $22.5 million reported in the comparative 2012 nine months period. The tax equivalent net interest margin declined by 15 basis points to 4.25% for the 2013 third quarter from 4.40% for the comparative 2012 third quarter. The tax equivalent net interest margin for the first nine months of 2013 declined by 5 basis points to 4.38%, from 4.43% for the comparative 2012 nine month period.

The year-over-year decline in net interest income and the net interest margin is due primarily to a reduction in the level, and a change in the composition, of our earning asset base. Total average earning assets have been reduced by 5.4% for the nine month period as the average level of loans and leases held for investment has compressed, primarily due to the bulk loan sale. This reduction has been somewhat offset with an increased level of investment securities and interest-bearing cash. From early May to early July of 2013 the yield on the ten year Treasury Note increased over 100 basis points. Given this change and the anticipation of further increases in the interest rate environment, the Company executed a number of strategic transactions designed to protect its balance sheet and future earnings stream. One such measure the Company took during the third quarter of 2013 was to sell approximately $32.5 million of low coupon mortgage backed securities due to the sensitivity of their values to interest rate volatility. A portion of the proceeds from this sale was redeployed into other investment securities that will perform better in a rising interest rate environment, with the residual funds retained in cash to be redeployed into future loan growth or other investments where returns will improve as rates increase. The immediate impact of this transaction, in conjunction with defensive investments made earlier in the year, is a reduction in our quarterly interest income and yield from our investment portfolio. However, our balance sheet is better poised to respond to increases in interest rates and the Company is able to take advantage of future opportunities as they present themselves.

Asset Quality and Provisions for Loan Losses

Asset quality metrics continue to improve. Total nonperforming assets declined to $16.7 million, or 2.4% of total assets at September 30, 2013, compared to $34.9 million or 4.8% of total assets at December 31, 2012. Total loans in non-accrual status declined to $7.1 million at September 30, 2013, from $21.3 million at December 31, 2012. Our level of OREO declined to $9.0 million at September 30, 2013 compared to $12.9 million at December 31, 2012. The composition of the $3.9 million decline in OREO included $5.7 million in disposals and $484,000 in valuation adjustments, net of $2.3 million in additions.

The allowance for loan and lease losses (ALLL) was $7.7 million at September 30, 2013 and represented 1.75% of loans and leases held for investment, compared to $7.9 million at December 31, 2012, or 1.77%. During the 2013 third quarter, there were net charge offs of $898,000 compared to $959,000 for the 2012 third quarter. The Company recorded no provision for credit losses in the third quarter compared to $2.0 million recorded in the 2012 third quarter. During the first nine months of 2013, the Company recorded $400,000 of provision for credit losses compared to $4.6 million in the first nine months of 2012. Management believes the ALLL remains adequate.

Non-Interest Income

Total non-interest income was $2.7 million for the 2013 third quarter compared to $2.6 million for the 2012 third quarter.

Fees and service charges on deposits totaled $1.1 million for both the 2013 third quarter and the comparative 2012 third quarter. Fees on loans and loan servicing fees increased to $740,000 for the 2013 third quarter from $480,000 for the comparative 2012 third quarter, primarily related to a $213,000 increase in service release premiums from the sale of mortgage loans. We anticipate additional revenue from deposit and loan fees for the remainder of 2013, as we focus on growing demand accounts and our loans and leases held for investment.

Net gains from sales of mortgage loans held for sale was $286,000 for the 2013 third quarter and $858,000 for the comparative 2012 third quarter. Mortgage loan originations during the past two quarters have slowed as new purchase activity has not fully replaced the reduction in refinance activity. Gains from the sale of investment securities were $268,000 for the 2013 third quarter and $28,000 for the comparative 2012 third quarter. Net gains from sales of OREO were $68,000 for the 2013 third quarter compared to net losses of $56,000 for the 2012 third quarter.

For the first nine months of 2013, total non-interest income was $8.1 million compared to $8.2 million reported in the first nine months 2012. Fees and service charges on deposits was $3.2 million for both nine month periods ending September 30, 2013 and 2012. Fees on loans and loan servicing fees increased to $2.1 million for the first nine months of 2013, from $1.5 million for the comparative 2012 nine month period, reflecting a $581,000 increase in service release premiums from the sale of mortgage loans.

Net gains recognized from the sale of loans held for sale and investment securities was $1.2 million and $548,000, respectively, compared to $1.4 million and $1.5 million, respectively, for the first nine months of 2012. Net gains from the sale of OREO were $403,000 for the first nine months of 2013 compared to $132,000 of net losses for the first nine months of 2012. Total core non-interest income, excluding net gains and losses from securities and OREO sales, was $7.2 million for the current nine month period compared to $6.8 million for the prior year nine month period.

Non-Interest Expense

Total non-interest expense was $6.9 million for the 2013 third quarter compared to $6.4 million for the 2012 third quarter. For the first nine months of 2013, total non-interest expense declined significantly to $20.6 million from $23.3 million reported in the first nine months of 2012. This was primarily attributable to a significant reduction in OREO valuation and maintenance expenses, as well as lower compensation and employee benefits expenses.

Compensation and benefit expenses, the largest component of non-interest expenses, was $3.8 million for the 2013 third quarter compared to $3.9 million for the 2012 third quarter. For the first nine months of 2013, compensation expense declined to $11.5 million from $12.9 million reported in the first nine months of 2012. The Bank will continue to manage staffing levels to ensure we meet the ongoing needs of our customers and to support our future growth.

Data processing costs increased to $578,000 and $1.8 million for the three and nine month periods ended September 30, 2013, respectively, from $344,000 and $1.6 million for the respective three and nine month periods ended September 30, 2012, reflecting the expiration of favorable initial pricing received from a core data processing system conversion completed in March 2012.

Expenses attributable to valuation adjustments, ongoing maintenance, and property taxes for OREO properties declined to $288,000 for the 2013 third quarter from $316,000 for the comparative 2012 third quarter. For the first nine months of 2013, total OREO related expense was $1.0 million, compared to $2.9 million reported in the first nine months of 2012.

FDIC insurance premiums, premises and equipment, advertising and amortization of intangibles remained relatively consistent during the respective reporting periods.

Other expense increased to $1.0 million and $2.8 million for the respective three and nine month periods ended September 30, 2013, from $809,000 and $2.5 million for the respective three and nine month periods ended September 30, 2012, primarily related to mortgage loan servicing expenses and nonrecurring other professional services.

Balance Sheet

Total assets were $682.0 million at September 30, 2013, down from $707.7 million at December 31, 2012. Our total assets were reduced and our asset mix changed as proceeds from the bulk loan transaction and the sale of mortgage loans held for sale were used to pay off maturing FHLB advances and re-deployed into investments. Although experiencing reduction since the prior year end, total assets increased on a linked quarter basis by $1.9 million from $680.1 million.

Loans and leases held for investment increased by $6.3 million during the quarter from $434.0 million at June 30, 2013. This increase in loans and leases held for investment reflects the first quarterly increase since the quarter ended June 30, 2010. As a result of this increase, total loans and leases held for investment were $440.3 million compared to $441.8 million at December 31, 2012. Going forward, we are focused on developing new business opportunities and relationships.

Investment securities and interest-earning deposits with banks increased to $175.4 million at September 30, 2013, from $168.2 million at December 31, 2012, reflecting re-investment of a portion of the bulk loan sale proceeds. The Bank has utilized this opportunity to add defensive investments to the portfolio. While these bonds have a lower current yield than our legacy portfolio, they will help insulate earnings in a rising rate environment. Other assets increased to $21.1 million at September 30, 2013, reflecting the purchase of $10.0 million of bank owned life insurance.

Total deposits declined to $591.6 million at September 30, 2013 from $600.9 million at December 31, 2012; however, total deposits increased by $1.8 million since June 30, 2013 with non-maturity deposits growth of $13.4 million more than offsetting the $11.6 million decline in certificates of deposits. For the year, non-maturity deposits increased to $333.1 million at September 30, 2013 from $305.2 million at December 31, 2012. Certificates of deposit declined to $258.6 million or 43.7% of total deposits at September 30, 2013 from $295.7 million, or 49.2% of total deposits at December 31, 2012.

All of the $16.5 million of short-term FHLB advances outstanding at December 31, 2012 matured and were repaid with proceeds received from the bulk loan transaction as well as the sale of mortgage loans. These short-term borrowings were used to fund the mortgage loans held for sale portfolio at year-end.

Stockholders' equity increased to $75.0 million at September 30, 2013, from $74.7 million at December 31, 2012. This increase primarily reflects the $4.9 million of net income earned for the nine months ended September 30, 2013, net of a $4.5 million adjustment in accumulated other comprehensive income resulting from the mark-to-market of the available-for-sale securities portfolio. The tangible equity to assets ratio increased to 10.38% at September 30, 2013, from 9.95% at December 31, 2012. There were 9,751,271 common shares outstanding at September 30, 2013 and December 31, 2012, respectively. Tangible book value per common share increased to $7.26 at September 30, 2013, from $7.22 at December 31, 2012.

Key Performance Ratios

Some of our key performance ratios are the return on average assets (ROA), the return on average equity (ROE) and the efficiency ratio. ROA increased to 0.90% for the 2013 third quarter from 0.53% for the comparative 2012 third quarter. The Company’s ROE increased to 8.18% for the 2013 third quarter from 4.42% for the comparative 2012 third quarter. The efficiency ratio (noninterest expenses as a percentage of net interest income plus noninterest income) was 75.05% for the 2013 third quarter compared 64.78% for the 2012 third quarter. The efficiency ratio measures the proportion of net operating revenues that are absorbed by overhead expenses.

ROA increased to 0.94% for the nine months ended September 30, 2013 from 0.34% for the comparative nine months ended September 30, 2012. ROE increased to 8.47% for the nine months ended September 30, 2013 from 2.97% for the comparative nine months ended September 30, 2012. The efficiency ratio improved to 72.32% for the nine months ended September 30, 2013 from 74.85% for the comparative nine months ended September 30, 2012.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout central and eastern North Carolina.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Certain amounts in the unaudited Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2012, and in prior quarterly and prior year to date Supplemental Financial Data, have been reclassified to conform with the presentation as of and for the periods ended September 30, 2013. The reclassifications had no effect on previously reported net income or stockholders’ equity.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30,	December 31,
	2013	2012
Assets	(unaudited)	(*)

Cash and due from banks	$11,016,750	$8,983,819
Interest-earning deposits with banks	26,600,093	3,382,570
Investment securities available for sale, at fair value	148,830,605	164,838,012
Investment securities held to maturity	505,897	-
Loans held for sale:
Mortgage loans	9,183,416	20,287,343
Other loans	-	24,438,107
Total loans held for sale	9,183,416	44,725,450

Loans and leases held for investment	440,345,883	441,847,019
Allowance for loan and lease losses	(7,706,752)	(7,860,195)
Net loans and leases held for investment	432,639,131	433,986,824

Premises and equipment, net	11,759,163	12,233,153
Other real estate owned	8,995,915	12,892,519
Federal Home Loan Bank stock, at cost	848,800	1,859,200
Accrued interest receivable	2,281,440	2,408,979
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,268,145	1,261,355
Identifiable intangible assets	15,720	39,300
Income tax receivable	2,717,968	10,785,272
Prepaid expenses and other assets	21,133,325	6,098,423

Total assets	$682,014,944	$707,713,452

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$99,350,110	$92,888,095
Interest bearing demand	173,131,783	181,774,772
Savings	60,576,116	30,570,259
Large denomination certificates of deposit	129,324,533	148,838,963
Other time	129,248,703	146,828,942
Total deposits	591,631,245	600,901,031
Borrowed money	-	16,500,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,045,866	5,349,368
Total liabilities	606,987,111	633,060,399

Common stock, $.01 par value, 25,000,000 shares authorized; 11,254,222 shares issued; 9,751,271 shares outstanding	97,513	97,513
Additional paid-in capital	35,800,258	35,811,804
Retained earnings, substantially restricted	70,400,856	65,532,960
Treasury stock, at cost	(31,967,269)	(31,967,269)
Accumulated other comprehensive income	696,475	5,178,045
Total stockholders' equity	75,027,833	74,653,053

Total liabilities and stockholders' equity	$682,014,944	$707,713,452

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Nine Months Ended September 30, 2013 and 2012

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Interest income:
Interest and fees on loans	$6,054,886	$6,989,959	$18,715,042	$22,341,724
Interest on investments and deposits	1,165,258	1,436,437	3,834,305	4,040,553
Total interest income	7,220,144	8,426,396	22,549,347	26,382,277

Interest expense:
Interest on deposits	611,975	1,002,028	1,908,473	3,572,851
Interest on borrowings	-	2,456	7,058	4,495
Interest on junior subordinated notes	82,391	91,671	258,731	274,981
Total interest expense	694,366	1,096,155	2,174,262	3,852,327

Net interest income	6,525,778	7,330,241	20,375,085	22,529,950
Provision for credit losses	-	1,961,965	400,000	4,576,965
Net interest income after provision for credit losses	6,525,778	5,368,276	19,975,085	17,952,985

Non-interest income:
Deposit fees and service charges	1,063,243	1,071,144	3,158,690	3,157,644
Loan fees and charges	513,188	287,913	1,440,024	898,254
Loan servicing fees	226,434	191,775	627,993	607,352
Gain (loss) on sale of other real estate, net	68,233	(56,176)	403,067	(132,197)
Gain on sale of mortgage loans	285,511	858,483	1,189,688	1,427,357
Gain on sale of investment securities	267,564	27,979	548,074	1,546,883
Other income	281,576	192,074	733,754	738,178
Total non-interest income	2,705,749	2,573,192	8,101,290	8,243,471

Non-interest expense:
Compensation and fringe benefits	3,838,796	3,851,587	11,530,092	12,927,593
Federal deposit insurance premiums	227,820	234,061	700,120	745,547
Premises and equipment	759,092	730,102	2,244,489	2,091,599
Advertising	84,228	23,217	166,290	156,782
Data processing	577,649	344,322	1,811,186	1,558,281
Amortization of intangible assets	119,253	115,388	357,573	340,887
Other real estate owned expense	287,527	315,660	1,004,711	2,901,057
Other	1,033,639	809,099	2,780,316	2,540,743
Total non-interest expense	6,928,004	6,423,436	20,594,777	23,262,489

Income before income tax expense	2,303,523	1,518,032	7,481,598	2,933,967
Income tax expense	766,694	552,067	2,613,702	1,025,355

NET INCOME	$1,536,829	$965,965	$4,867,896	$1,908,612

Per share data:
Basic earnings per share	$0.16	$0.10	$0.50	$0.20
Diluted earnings per share	$0.16	$0.10	$0.50	$0.20
Average basic shares outstanding	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares outstanding	9,757,881	9,754,794	9,756,480	9,752,434

2

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	9/30/2013	9/30/2012
	(dollars in thousands except per share data)

Consolidated balance sheet data:
Total assets	$682,015	$680,082	$690,958	$707,713	$717,162	$682,015	$717,162

Loans held for sale:	$9,183	$13,746	$3,292	$44,725	$700	9,183	700

Loans held for investment:
Mortgage	$68,125	$76,751	$74,162	$75,544	$73,853	$68,125	$73,853
Commercial	296,218	283,936	288,715	292,146	341,432	296,218	341,432
Consumer	68,537	66,637	67,723	68,444	69,313	68,537	69,313
Leases	7,467	6,722	5,924	5,713	6,186	7,467	6,186
Total loans held for investment	440,347	434,046	436,524	441,847	490,784	440,347	490,784
Allowance for loan and lease losses	(7,707)	(8,604)	(8,567)	(7,860)	(15,007)	(7,707)	(15,007)
Net loans held for investment	$432,640	$425,442	$427,957	$433,987	$475,777	$432,640	$475,777

Cash & interest bearing deposits	$37,617	$23,148	$35,384	$12,366	$17,511	$37,617	$17,511
Investment securities	149,337	162,336	176,320	164,838	172,715	149,337	172,715
Premises and equipment	11,759	11,879	12,003	12,233	12,428	11,759	12,428
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,268	1,271	1,357	1,261	1,340	1,268	1,340

Deposits:
Savings	$60,576	$49,173	$37,871	$30,570	$30,611	$60,576	$30,611
Checking	272,482	270,506	278,899	274,663	268,244	272,482	268,244
Certificates	258,573	270,149	282,846	295,668	310,646	258,573	310,646
Total deposits	$591,631	$589,828	$599,616	$600,901	$609,501	$591,631	$609,501

Borrowings	$0	$0	$0	$16,500	$1,974	$0	$1,974
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	75,028	73,888	75,468	74,653	88,122	75,028	88,122

Consolidated earnings summary:
Interest income	$7,220	$7,435	$7,894	$8,212	$8,426	$22,549	$26,382
Interest expense	694	716	764	848	1,096	2,174	3,852
Net interest income	6,526	6,719	7,130	7,364	7,330	20,375	22,530
Provision for credit losses	0	0	400	18,675	1,962	400	4,577
Noninterest income	2,706	2,920	2,476	2,573	2,573	8,101	8,243
Noninterest expense	6,928	6,910	6,757	12,311	6,423	20,594	23,262
Income tax expense	767	964	883	(8,163)	552	2,614	1,025
Net income	$1,537	$1,765	$1,566	$(12,886)	$966	$4,868	$1,909

Per Share Data:
Basic earnings per share	$0.16	$0.18	$0.16	$(1.32)	$0.10	$0.50	$0.20
Diluted earnings per share	$0.16	$0.18	$0.16	$(1.32)	$0.10	$0.50	$0.20
Book value per share	$7.69	$7.58	$7.74	$7.66	$9.04	$7.69	$9.04

Average basic shares	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares	9,757,881	9,757,338	9,751,972	9,751,271	9,754,794	9,756,480	9,752,434

First South Bancorp, Inc.	Supplemental Financial Data (Unaudited)

	Quarter to Date					Year to Date
	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012	9/30/2013	9/30/2012
	(dollars in thousands except per share data)

Performance ratios:
Yield on average earning assets	4.60%	4.69%	4.84%	4.96%	5.02%	4.74%	5.18%
Cost of interest bearing liabilities	0.55%	0.56%	0.59%	0.64%	0.81%	0.56%	0.94%
Net interest spread	4.05%	4.13%	4.25%	4.32%	4.21%	4.18%	4.24%
Net interest margin	4.16%	4.24%	4.37%	4.44%	4.36%	4.28%	4.41%
Avg earning assets to total avg assets	91.66%	92.40%	92.19%	91.50%	91.24%	92.08%	91.24%

Tax Equivalent Ratios:
Yield on average earning assets	4.69%	4.75%	4.89%	5.01%	5.06%	4.84%	5.19%
Net interest spread	4.14%	4.19%	4.30%	4.37%	4.25%	4.28%	4.25%
Net interest margin	4.25%	4.30%	4.41%	4.49%	4.40%	4.38%	4.43%

Return on average assets (annualized)	0.90%	1.03%	0.91%	(7.22%)	0.53%	0.94%	0.34%
Return on average equity (annualized)	8.18%	9.22%	8.02%	(60.76%)	4.42%	8.47%	2.97%
Efficiency ratio	75.05%	71.69%	70.34%	123.81%	64.78%	72.32%	74.85%

Average assets	$680,741	$688,897	$701,880	$714,377	$730,204	$690,428	$737,684
Average earning assets	$623,953	$636,511	$647,061	$652,106	$664,609	$635,757	$671,795
Average equity	$74,569	$76,754	$79,178	$84,830	$87,437	$76,817	$85,763

Equity/Assets	11.00%	10.86%	10.92%	10.55%	12.29%	11.00%	12.29%
Tangible Equity/Assets	10.38%	10.24%	10.31%	9.95%	11.69%	10.38%	11.69%

Asset quality data and ratios:
Loans on nonaccrual status:
Nonaccrual loans
Earning	$1,459	$1,429	$1,658	$2,972	$1,984	$1,459	$1,984
Non-Earning	2,649	4,130	2,629	6,686	12,319	2,649	12,319
Total Non-Accrual Loans	$4,108	$5,559	$4,287	$9,658	$14,303	$4,108	$14,303
Nonaccrual restructured loans
Past Due TDRs	$1,336	$990	$221	$4,231	$7,649	$1,336	$7,649
Current TDRs	1,677	818	832	7,451	12,849	1,677	12,849
Total TDRs	$3,013	$1,808	$1,053	$11,682	$20,498	$3,013	$20,498
Total loans on nonaccrual status	$7,121	$7,367	$5,340	$21,340	$34,801	$7,121	$34,801
Loans >90 days past due, still accruing	544	762	237	676	1,837	544	1,837
Other real estate owned	8,996	9,069	11,328	12,893	18,003	8,996	18,003
Total nonperforming assets	$16,661	$17,198	$16,905	$34,909	$54,641	$16,661	$54,641

Allowance for loan and lease losses	$7,707	$8,604	$8,567	$7,860	$15,007	$7,707	$15,007

Allowance for loan and lease losses to loans held for investment	1.75%	1.98%	1.96%	1.77%	3.06%	1.75%	3.06%

Net charge-offs (recoveries)	$898	$(37)	$(308)	$25,822	$959	$553	$4,764
Net charge-offs (recoveries) to total loans	0.20%	(0.01%)	(0.07%)	5.39%	0.20%	0.13%	1.00%
Nonaccrual loans to total loans	1.58%	1.65%	1.24%	4.46%	7.30%	1.58%	7.30%
Nonperforming assets to assets	2.44%	2.53%	2.41%	4.84%	7.36%	2.44%	7.36%
Total loans to deposits	75.98%	75.92%	73.35%	81.15%	80.80%	75.98%	80.80%
Total loans to assets	65.91%	65.84%	63.65%	68.90%	68.67%	65.91%	68.67%
Loans serviced for others	$325,833	$319,124	$330,280	$313,823	$328,976	$325,833	$328,976

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